EXHIBIT 3.5

                            ARTICLES OF INCORPORATION


             The undersigned incorporator hereby adopts the following articles of incorporation for the purpose of forming a corporation (the "corporation" under the "Wisconsin Business Corporation Law", Chapter 180 of the Wisconsin Statutes:

             Article 1. Name: The name of the Corporation is Summit Performance Systems, Inc.

             Article 2. Authorized Shares: The aggregate number of shares that the corporation shall have authority to issue is 9000 shares. The corporation's authorized shares shall consist of one class only and shall be designated as common stock ("common stock"). Each share of common stock shall have no par value.

             Article 3. Registered Office and Registered Agent: The registered agent is Timothy M. Dempsey. The street address of the corporation's initial registered office is 2307 Oregon St., Oshkosh, WI 54903.

             Article 4. Incorporator: The name and address of the incorporator of the corporation is Timothy M. Dempsey, 1 Pearl Ave., Oshkosh, WI 54902.